Exhibit 99.1

News FOR IMMEDIATE Release

For More Information, Contact:

William Evans

Chief Financial Officer

Witness Systems

770.754.1915

bevans@witness.com

Witness Systems Announces Special Committee

for Stock Option Grant Review

ATLANTA (August 9, 2006)  –  The Witness Systems (NASDAQ: WITS) board of directors announced today that the company has voluntarily formed a special committee of independent directors to review stock option practices and grants during the period from the date of the company’s IPO in February 2000 through the end of August 2002 when the Sarbanes-Oxley Act became effective.  As a result of a recent preliminary internal review, the company has identified a number of instances in which a discrepancy appeared in the recorded grant dates of such awards.  As a result of these developments, the company will delay the filing of its quarterly report on Form 10-Q for the quarter ended June 30, 2006 until the special committee completes its review.

The company’s board of directors formed the special committee to focus on resolving these issues as quickly and credibly as possible.  The preliminary internal review conducted by the company before the formation of the special committee identified a number of different deficiencies in the company’s practices, procedures and documentation related to the company’s granting of stock options during the period reviewed.  Many of these options were distributed widely among employees and were not granted to executives.

At this time, based upon the instances identified to date, management does not anticipate any material adjustment to the previously disclosed 2005 or 2006 financial results of operations.  However, based on its preliminary internal review, the company believes it will need to record additional non-cash charges for stock-based compensation expense in prior periods.  The amount of these charges will be determined by the special committee, but the company expects at this time that these charges, which relate to option grants in the February 2000-August 2002 period, will total approximately $10 million, which in turn increases both paid-in capital and accumulated deficit reported in the stockholder’s equity line on the balance sheet.

The company is also reviewing the tax implications of these adjustments, but has not yet completed that review.  Consequently, the financial statements reported by the company in SEC filings and elsewhere, and the earnings press releases and similar communications issued by the company, should not be relied upon.  Also, the company now expects to incur substantial additional costs associated with conducting an independent review of this type.

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The company’s board of directors remains fully confident in the management team and the business outlook for the company.  Considering the high level of attention being given to option granting practices, the board wants stockholders and employees to know that it is committed to proactively and objectively resolving this issue as quickly as possible.  Company executives will refrain from further comment on this matter until the work of the special committee is completed.  While that effort is ongoing, the company will continue to focus on its customers and markets, as well as its mission to be the leading global provider of workforce optimization software and services.

About Witness Systems

Witness Systems (NASDAQ: WITS) is the worldwide leader in software and services that help businesses capture customer intelligence and optimize their workforce performance.  The company’s Impact 360™ solution unifies quality monitoring, compliance and IP recording, workforce management, performance management and e-learning. Primarily deployed in contact centers – as well as the remote, branch and back offices of global organizations – the workforce optimization solution captures, analyzes and enables users to share and act on cross-functional information across the enterprise.  With Impact 360, organizations can improve interactions and the underlying back-office processes that enhance the customer experience and build customer loyalty.  For more information, visit us at www.witness.com.

Cautionary Note Regarding Forward-looking Statements: Information in this release that involves Witness Systems’ expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. They are identified by words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These risks and uncertainties include, but are not limited to, the possibility that the special committee, in consultation with its advisers, will determine that the proper accounting for the company’s prior stock option grants differs from the accounting treatment upon which the assumptions and forward-looking statements in this release are based; that the scope of the issues as to the timing and accuracy of measurement dates for option awards and the timing of formal corporate approvals may change; that the amount and timing of additional stock-based compensation expenses and other additional expenses to be recorded in connection with affected option grants, and any corresponding adjustments to our financial statements, may change based upon the special committee’s ongoing analysis; that our ability to file required reports with the SEC on a timely basis may be impaired; that our ability to meet the requirements of the NASDAQ Stock Market for continued listing of our shares may be impaired; that potential claims and proceedings may arise relating to such matters, including possible litigation and action by the SEC or other governmental entities, that might impact the outcome of the special Committee’s review; that other actions may be taken or required as a result of the special committee’s review; and that the anticipated accounting adjustments and other factors described above could have negative tax or other implications for the company.  Other factors that could cause actual future results to differ materially from current expectations include fluctuations in customer demand and the timing of orders; the company’s ability to manage its growth; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the company’s markets; the risks associated with international sales as the company expands its markets, including the risks associated with foreign currency fluctuations; the ability of the company to complete and integrate successfully any acquisitions or investments it may make; and the ability of the company to compete successfully in the future, as well as other risks identified under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended March 31, 2006, as filed with the Securities and Exchange Commission.

The forward-looking statements in this release are based upon information available to Witness Systems as of the date of this release, and the company assumes no obligation to update any such forward-looking statement. Forward-looking statements believed true when made may ultimately prove to be incorrect. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from our current expectations.

Witness, Impact 360, Improve Everything and the Witness logo are the trademarks (registered or otherwise) of Witness Systems, Inc. protected by laws of the U.S. and other countries. All other trademarks mentioned in this document are the property of their respective owners.

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